Exhibit (p)(24)

APPENDIX B

CODE OF ETHICS

CODE OF ETHICS

Euclidean Technologies Management, LLC

October 26, 2017

I.	INTRODUCTION

This Code of Ethics (the “Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their access persons and requires those persons to comply with the Federal Securities Laws.

High ethical standards, integrity and conduct are essential for the success of Euclidean Technologies Management, LLC (“Euclidean” or “Adviser”) and to maintain the confidence of clients [and investors in investment funds managed by Euclidean] (“clients”). Euclidean’s long-term business interests are best served by adherence to the principle that the collective interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of Euclidean, including directors, officers and employees of the Adviser must put the interests of Euclidean’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel must also comply with all federal securities laws. In recognition of Euclidean’s fiduciary duty to its clients and Euclidean’s desire to maintain its high ethical standards, this Code of Ethics contains provisions designed to render disinterested advice, protect client assets (including nonpublic information about a client or a client’s account), prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of Euclidean’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by Euclidean. If an Access Person has any doubt as to the propriety of any activity, that Access Person should consult with the Chief Compliance Officer (“CCO”), who is charged with the administration of this Code of Ethics.

Access Persons must not:

●	employ any device, scheme or artifice to defraud a client;

●	make to a client, or any investor or prospective investor in any Fund, any untrue statement of a material fact or omit to state to a client [or any investor or prospective investor in any Fund] a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client, or any investor or prospective investor in any Fund;

●	engage in any manipulative practice with respect to a client, or any investor or prospective investor in any Fund;

●	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a client; or

●	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to clients as a fiduciary.

II.	DEFINITIONS

1.	Access Person means any partner, officer or employee of Euclidean, or other person who provides investment advice on behalf of the Euclidean and is subject to the supervision and control of Euclidean (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. For the purposes of this Code, Euclidean has determined that all employees are Access Persons.

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.	Beneficial ownership means having a direct or indirect financial interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934.

4.	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Section 13 or 15(d).

5.	Limited Offering means any offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.8.

6.	Personal Account means any account in which an Access Person has any beneficial ownership.

7.	Reportable Security means a security as defined in Advisers Act Section 202(a)(18), including registered funds managed by Euclidean or registered funds whose adviser or principal underwriter controls Euclidean, is controlled by Euclidean, or is under common control with Euclidean (each a “Reportable Fund”), derivative, commodities, options or forward contracts relating thereto and any closed-end exchange-traded fund. This definition does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open -end funds.[1]

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open- end funds, none of which are reportable funds.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts, which contain Reportable Securities, of all Access Persons.

A Personal Account also includes an account maintained by or for:

●	An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

●	Any immediate family members who live in the Access Person’s household;

●	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services; and

●	Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.

A list of all Access Persons and Personal Accounts will be maintained by the Chief Compliance Officer.

[1]	The Adviser does not exempt from reporting any closed-end exchange traded funds or unit investment trusts. Only certain open-ended exchange-traded funds (“Exempt ETFs”) are exempt from the definition of Reportable Security. The CCO maintains a list of Exempt ETFs and will make this list readily available to all Access Persons in the firm. Exempt ETFs will generally be open-ended ETFs whose assets and trading volume is so large that any trading in these securities by Access Persons would not have enough market impact to harm client accounts in any material way or create any of conflict of interest between the adviser and the client.

IV.	SUBSTANTIVE RESTRICTIONS

1.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Code.

2.	Initial Public Offerings. An Access Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer.

3.	Private Placements and Investment Opportunities of Limited Availability. An Access Person may not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the CCO has given prior written approval. The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with Euclidean.

4.	Service on Boards of Directors; Other Business Activities. An Access Person shall not serve as a director (or similar position) on the board of publicly-traded companies or as a member of a creditors committee of any company unless the Access Person has received approval from the Compliance Officer. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time an Access Person submits the initial holdings report in accordance with this Code of Ethics, the Access Person will submit to the Compliance Officer a description of any business activities in which the Access Person has a significant role using the form in Attachment E or similar format.

5.	Short Swing Profits. Access Persons are discouraged from engaging in frequent or short-term trading. CCO monitors personal trading of Access Persons and if there is evidence that an Access Person is engaging in frequent or short-term trading, the CCO will use discretion in resolving the situation with the Access Person.

6.	Gift Policy. An Access Person is prohibited from using his or her position at Euclidean to obtain an item of value from any person or company that does business with the Adviser. Access Persons must report gifts greater than $250 in value from any person or company that does business with the Adviser [or a private investment vehicle managed by the Adviser]. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event. Gifts may be reported for review using Attachment F or similar format.

7.	Political Contributions. Access Persons must receive approval from CCO before making any political contribution exceeding $350 in an election in which an Access Person can vote or exceeding $150 in an election in which an Access Person cannot vote without the prior approval of the CCO. All political contributions of any amount must be reported to the CCO. Please refer to the policies and procedures related to political contributions in the adviser’s compliance manual. A copy of the Political Contribution Pre-clearance Request Form is included as Attachment G of this Code.

8.	Restricted List. Access Persons may not trade in securities that have been placed on a restricted list. A security may be restricted due to conflicts arising from access to insider information or due to Adviser or Access Person activities, such as board membership or ownership. The CCO or designee will maintain a list of restricted securities as necessary.

CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

V.	PRECLEARANCE PROVISIONS

1.	Preclearance of Transactions in Personal Account. An Access Person must obtain the approval of the Chief Compliance Officer before engaging in any personal transaction in a security held in a client account or that is being considered for investment in a client account. The Compliance Officer may approve the reportable transaction if the CCO concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by completing the Preclearance Form in Attachment A, or through a request in a similar format, and submitting it to the CCO in advance of the contemplated transaction. Generally, any security deemed a Restricted Security will not be approved for personal trading. Rule 204A-1 requires preclearance by Access Persons for proposed transactions in “limited offerings” and “initial public offerings.”

Any approval given under this paragraph will remain in effect for 24 hours.

2.	Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, another Principal of the Adviser will perform such actions as are required of the CCO by this Code.

3.	Preclearance Exemptions. In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code will apply to a reportable transaction exempted from preclearance pursuant to this Section.

(i).	Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

(ii).	Purchases or sales pursuant to an Automatic Investment Plan;

(iii).	Transactions in securities that are not Reportable Securities; and

(iv).	Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.	REPORTING

1.	Duplicate Copies of Broker’s Confirmations and Account Statements. All Access Persons should provide duplicate statements for reportable accounts to the CCO or may direct their brokers or custodians or any persons managing the Access Person’s account in which any Reportable Securities are held to supply the CCO or designee with monthly and quarterly brokerage statements, trade confirmations (if available) and certification of quarterly personal transactions using the form in Attachment C or similar format.

2.	New Accounts. Each Access Person must notify the Compliance Officer promptly if the Access Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.	Initial and Annual Disclosure of Securities Holdings. All Access Persons will, within 10 days of commencement of employment, and 45 days following the end of the calendar year, submit a signed report to the CCO including the:

(i)	Reportable Securities in which the Access Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any beneficial ownership);

a.	the names of any brokerage firms or banks where the Access Person has an account in which any reportable securities are held

b.	contain information that is current as of a date no more than 45 days prior to the date the person becomes an Access Person of Euclidean. A form of the initial or annual report is set forth in Attachment B

4.	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a signed report to the CCO covering all transactions in non-exempted Reportable Securities in the form attached as Attachment C or similar format.

Transactions reports must contain the following information:

(a)	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

5.	Exemption to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

In the event the discretion over an account changes such that the Access Person has Direct or Indirect Influence or Control, the Access Person must promptly report to the CCO and begin providing quarterly account statements. An Access Person will generally be deemed to have “Direct or Indirect Influence or Control” over any account in which he or she:

1)	Directs the purchases and/or sales of investments;

2)	Suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or

3)	Consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. Euclidean will conduct additional due diligence to determine whether the Access Person may have any Direct or Indirect Influence or Control over the investment decisions of such accounts, which may include:

1)	Evaluating the relationship between the Access Person and the person managing the account;

2)	Requesting completion of periodic certifications by the Access Person or third party managers regarding the Access Person’s influence over the account;

3)	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

4)	Periodically request statements for accounts managed by third-parties where there is no identified Direct or Indirect Influence or Control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exemption, he/she should consult with the CCO. In the event it is determined that the Access Person may have Direct or Indirect Influence or Control over investment decisions, the Access Person will be required to pre-clear trades for all Reportable Securities and Reportable Funds in the account as well as provide account statements as required with any reportable account.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted in a timely manner. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, an Access Person may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

Access Persons must report immediately any suspected violations to the Chief Compliance Officer.

VII.	RECORDKEEPING

The Chief Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, Access Persons reports under this Code, copies of preclearance records, documentation of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer will maintain a list of all Access Persons of Euclidean currently and for the last five (5) years.

All Broker’s Confirmations and periodic statements of Access Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS

1.	Acknowledgment. The Chief Compliance Officer will annually distribute a copy of the Code of Ethics to all Access Persons. Annual certifications must be received from each Access Persons after the end of each calendar year. All Access Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment D or such other form as may be approved by the Chief Compliance Officer. The CCO will also distribute promptly all amendments to the Code of Ethics. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonable time.

2.	Review of Transactions. Each Access Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Access Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO. The President or Chief Financial Officer of Euclidean will review the Chief Compliance Officer’s transactions and preclearance requests.

3.	Sanctions. Euclidean’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.	Authority to Exempt Transactions. The Chief Compliance Officer has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code of Ethics if the Chief Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The CCO will note an exemption granted, describing the circumstances and reasons for the exemption.

5.	ADV Disclosure. The Compliance Officer will ensure that Euclidean’s Form ADV describes the Code of Ethics in its Form ADV Part 2 and offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

6.	Review. The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review.

X.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

Attachment A

PRECLEARANCE FORM

FOR REPORTABLE TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

All employees must complete this Preclearance Form prior to engaging in any personal securities transaction (unless exempted by the Code of Ethics).

Investment Information

Issuer: _____________________

Equity Investments:	Cmn	Pfd

Number of shares _______________

Debt Investments

Interest rate:_______________

Maturity date: _______________

Transaction Information

Transaction Type (please circle):

Purchase	Sale	Short Sale

Estimated Trade Date:
Estimated Price:
Broker/Dealer:

Is the investment an initial public offering?	Y	N
Is the investment a private placement or investment
opportunity of limited availability?	Y	N
[Number of transactions over the last 30 day period?]

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 24 hours from the time of the Chief Compliance Officer’s signature.

Name (please print)

Signature	Date

Disposition of Preclearance Request

Approved	Denied

Compliance Officer	Date

Attachment B

Initial Holdings Report

This form must be completed by each Access Person within 10 days of becoming an Access Person.

Do you, or an immediate family member, have direct or indirect beneficial ownership in any investment accounts? For purposes of this report, an immediate family member shall include your: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative who resides in your household.

☐	No

☐	Yes (If yes, please list each account in accordance with the directions).

Please list every account over which you, or an immediate family member, has direct or indirect beneficial ownership in the chart below and attach a copy of your most recent account statement(s) for each account. In determining the appropriate account type for each account listed below, please refer to the following definitions:

REPORTABLE ACCOUNTS:

A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs.

Account Name	Account Number	Broker	Account Type

DISCRETIONARY ACCOUNT S:

A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect control over the account. Generally, an Access Person, or his or her immediate family, will be deemed to have direct or indirect control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation. An additional form must be completed for discretionary accounts.

Account Name	Account Number	Broker	Account Type

MUTUAL FUND ONLY ACCOU TS:

Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

Account Name	Account Number	Broker	Account Type

NON-REPORTABLE ACCOUN TS:

Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect control.

Account Name	Account Number	Broker	Account Type

PRIVATE OR LIMITED OFFER NGS:

A Private or Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker	Account Type

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Name:

Signature:	Date:

Attachment C

Name:

Quarterly Code Of Ethics

For Quarter Ending xx/xx/20xx

This Quarterly Code of Ethics Certification (“Certification”) must be completed by each Access Person within 30 days following the end of each fiscal quarter. This Certification is due by xx/xx/20xx.

This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the quarter end, please attach the account statement to this Certification. As used herein, “immediate family member” shall mean an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person. By signing this Certification you are certifying that you have arranged to have account statements sent to Fairview, or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm’s requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

REPORTABLE ACCOUNTS:

The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker	Description

NON-REPORTABLE ACCOUNTS:

The table below includes all of the non-reportable accounts you have reported to date. Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect influence or control.

Account Name	Account Number	Broker	Description

RECENTLY OPENED OR CLOSED ACCOUNTS:

Please ensure you have listed all accounts over which you or an immediate family has a beneficial interest, regardless of whether such accounts are required to be reported pursuant to the firm’s Code of Ethics.

●	Did you open or close any accounts during the quarter? If yes, please list below.

☐	Yes

☐	No

POLITICAL CONTRIBUTIONS:

Below are political contributions we have on file for you for the most recent quarter. If there are any other political contributions not on this list below, or if any information is incorrect, please provide the correct information below.

NONE

Name:

Signature:	Date:

Attachment D

Receipt of Code of Ethics

This form must be completed by each Access Person

within 10 days of becoming an Access Person;

and upon receipt of any amendment to the Code of Ethics.

I hereby acknowledge receipt of the current Code of Ethics (the “Code”) including any applicable amendments. I hereby certify that I

(1)	recently have read/re-read the Code (including any amendments thereto)

(2)	understand the Code

(3)	recognize that I am subject to its provisions.

I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:

Signature:	Date:
COE-ETM_xx-xx-20xxx

FINAL

Attachment E

Initial Outside Director, Trustee or Executor Report

A potential conflict of interest could occur if ____________ serves on outside boards of directors of publicly traded companies, or in an similar capacity. The Chief Compliance Officer must receive a written request for approval of such activities. In the event such request is approved, procedures will be developed to avoid potential conflicts of interest. By signing below, I certify that I do not serve in the capacities described above.

Name:

Signature:	Date:

By signing below, I am confirming that I do serve in the capacities below and they have been reviewed by the Chief Compliance Officer.

Company	Position	Date of Service	Reason/Other Information

Name:

Signature:	Date:

Attachment F

GIFTS AND BUSINESS ENTERTAINMENT

You must report any previously unreported or prospective gift or business entertainment event in excess of the de minimis value.

Kindly complete the form below for the quarter just ended and return it to the Compliance Officer. The form must be signed and returned even if you have no unreported or prospective gift or business entertainment event in excess of the de minimis value during the quarter.

Period of Report: From ___________ to ___________.

Date	Description of Gift or Business Entertainment Event	Value

I CERTIFY THAT I HAVE REPORTED ON THIS FORM ALL GIFTS THAT I HAVE RECEIVED AND BUSINESS ENTERTAINMENT EVENTS THAT I HAVE ATTENDED OR EXPECT TO ATTEND DURING THE PERIOD ACCESS BY THIS REPORT.

Name of reporting person

DATE:

Attachment G

Political Contribution Certification

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

As a covered person of Euclidean Technologies Management you are generally permitted to contribute:

(i)	up to $350 to an official per election (with primary and general elections counting separately), if you are entitled to vote for the official at the time of the contribution, and;

(ii)	up to $150 to an official per election (with primary and general elections counting separately), if you are not entitled to vote for the official at the time of the contribution.

You may not circumvent these rules by having your spouse or other member of your household make a contribution on your behalf.

Please complete the following information and submit it to the Chief Compliance Officer for review. For new employees, please disclose any political contributions made within the last two years of new hire date. Only one political contribution request per form.

IMPORTANT INFORMATION:	Do not make the political contribution unless you are advised that the pre- clearance has been approved.

Name of Contributor:

Full Name and Title (if applicable) of Campaign/Candidate or Political Action Committee (“PAC”):

Level of Office (i.e., city, county, state, federal):

Municipality:

Amount of Intended Contribution

(or Contribution Made Within 2 Years of New Hire Date):	$

Name:

Signature:

Date Submitted:

COMPLIANCE USE ONLY

__________ Approved __________ Not Approved

Signature of CCO/Designee	Date of Review

[i]	Contributions made prior to hire date are not subject to the contribution limits stated above.